This material is for your private information, and none of Wachovia Capital Markets, LLC, Nomura Securities International, Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, and J.P. Morgan Securities Inc. (collectively, the "Underwriters") is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-127668) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriters provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

         Deal Name         WBCMT 2006 C-24
         Lead Manager      WACH/NOMURA
         Ticker/Short Name WBCMT


         Inventory         9020
         Trader            Structured Products
         Trade Date        03/23/06
         Settle Date       03/30/06
         S/C Code A2

    Class                    A1           A2            APB         A3           A1A            A-M           A-J
    -----                    --           --            ---         --           ---            ---           ---

144A Cusip                   NA           NA            NA          NA           NA             NA            NA
144A ISIN                    NA           NA            NA          NA           NA             NA            NA
Global Cusip             92976BFN7     92976BFP2    92976BFQ0    92976BFR8    92976BFS6      92976BFT4     92976BFU1
Global ISIN            US92976BFN73  US92976BFP22 US92976BFQ05 US92976BFR87  US92976BFS60  US92976BFT44   US92976BFU17
RegS Cusip                   NA           NA            NA          NA           NA             NA            NA
RegS ISIN                    NA           NA            NA          NA           NA             NA            NA
DTC Eligible                 Y            Y             Y           Y            Y              Y             Y
MDY's                       Aaa          Aaa           Aaa         Aaa          Aaa            Aaa           Aaa
S&P                         AAA          AAA           AAA         AAA          AAA            AAA           AAA
FITCH                        NR           NR            NR          NR           NR             NR            NR
Size                     30,437,000   361,311,000   84,272,000  610,984,000  314,342,000    200,192,000  145,140,000
Legal Final Maturity     3/15/2045     3/15/2045    3/15/2045    3/15/2045    3/15/2045      3/15/2045    3/15/2045
Expected Maturity        2/15/2011     3/15/2011    9/15/2015    3/15/2016    3/15/2016      3/15/2016    3/15/2016
Dated Date                3/1/2006     3/1/2006      3/1/2006     3/1/2006     3/1/2006       3/1/2006    3/1/2006
Ist Coupon                04/15/06     04/15/06      04/15/06     04/15/06     04/15/06       04/15/06    04/15/06
Payment Windows        04/06-02/11  02/11-03/11  03/11-09/15    09/15-03/16  04/06-03/16    03/16-03/16  03/16-03/16
WAL                        2.86          4.95          7.32         9.76         9.45           9.96         9.96
Coupon                    4.453         5.506         5.576        5.558        5.557          5.609        5.658
Bench                      FIX           FIX           FIX           FIX         FIX            FIX          FIX
Spread                      2             19            28            26          26             31           36
All-In Yield             5.2092         5.4013        5.5189        5.5266      5.5222         5.5794       5.6294
Price                   97.9978        100.5000      100.4994      100.4932    100.4969       100.4957     100.4933
Class Type                 FIX           FIX           FIX           FIX         FIX            FIX          FIX
Accrual Basis            30/360        30/360        30/360         30/360      30/360         30/360       30/360
Payment Frequency 15th   Monthly       Monthly       Monthly        Monthly     Monthly        Monthly      Monthly
Accrual Period            1-30          1-30          1-30           1-30        1-30            1-30        1-30
Day Delay                  14            14            14             14          14              14          14
Record Date            Last business day of the month preceding the month in which the applicable distribution date occurs


                             B                  C                    D               E               F
                             -                  -                    -               -               -

144A Cusip                  NA                 NA                    NA              NA              NA
144A ISIN                   NA                 NA                    NA              NA              NA
Global Cusip             92976BFV9         92976BFW7             92976BFX5        92976BFY3       92976BFZ0
Global ISIN            US92976BFV99      US92976BFW72          US92976BFX55     US92976BFY39     US92976BFZ04
RegS Cusip                  NA                 NA                    NA              NA              NA
RegS ISIN                   NA                 NA                    NA              NA              NA
DTC Eligible                Y                  Y                     Y               Y               Y
MDY's                       Aa1                Aa2                   Aa3              A1              A2
S&P                         AA+                AA                    AA-              A+              A
FITCH                       NR                 NR                    NR               NR              NR
Size                       17,517,000         22,521,000            17,517,000       15,015,000      20,019,000
Legal Final Maturity      3/15/2045         3/15/2045             3/15/2045        3/15/2045        3/15/2045
Expected Maturity         3/15/2016         3/15/2016             3/15/2016        3/15/2016        3/15/2016
Dated Date                 3/1/2006           3/1/2006              3/1/2006         3/1/2006        3/1/2006
Ist Coupon                 04/15/06           04/15/06              O4/15/06         04/15/06        04/15/06
Payment Windows          03/16-03/16        03/16-03/16           03/16-03/16      03/16-03/16     03/16-03/16
WAL                         9.96               9.96                   9.96            9.96            9.96
Coupon                     5.678              5.407                  5.427           5.492           5.492
Bench                       FIX                 WAC                    WAC             WAC             WAC
Spread                       38                  39                     41              48              50
All-In Yield              5.6494               5.6594                 5.6794          5.7494         5.7694
Price                    100.4953             100.4838               100.4860       100.4557        100.3069
Class Type                  WAC                 WAC                    WAC             WAC             WAC
Accrual Basis             30/360              30/360                 30/360           30/360          30/360
Payment Frequency 15th    Monthly             Monthly                Monthly          Monthly        Monthly
Accrual Period             1-30                1-30                   1-30             1-30           1-30
Day Delay                   14                  14                     14               14             14



     Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and (iii) you may obtain these documents from your sales rep, by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.